Exhibit 99.1

AVITA Medical Reports Second Quarter Results,
Raises 2026 Revenue Guidance, and Expects Fourth Quarter Cash Flow Breakeven

VALENCIA, Calif., August 6, 2026 (GLOBE NEWSWIRE) — AVITA Medical®, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions (“AVITA Medical,” or the “Company”), today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial Highlights

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Q2 net revenue grew 18% year over year and 13% sequentially quarter-over-quarter to a record $21.7 million
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Revenue growth driven by continued execution across the Company's key commercial portfolio, led by RECELL® and supported by increasing adoption of Cohealyx® and PermeaDerm®, and complemented by consistent international revenue
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Gross profit margin of 81.9%, an increase of 70 basis points year-over-year, reflecting the growth of RECELL alongside the expansion of the Company’s other product portfolio
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Operating expenses were $24.6 million, down 6% year-over-year, demonstrating continued operating discipline while supporting commercial growth
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Net cash use improved to approximately $3.2 million, from $9.9 million in Q1 2026, with cash, cash equivalents, and marketable securities at the end of the quarter of approximately $11.1 million
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Raised full-year 2026 net revenue guidance range to $86 million to $89 million, reflecting confidence in continued commercial execution
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The Company expects to reach cash flow breakeven in Q4 2026

Business Updates

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The Centers for Medicare & Medicaid Services released proposed calendar year 2027 Medicare payment updates for RECELL that, if adopted, would set national (as opposed to region-by-region) physician payment for the use of RECELL, as well as increase hospital outpatient and ambulatory surgical center facility payment rates
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Expect to present PermeaDerm I study data in August

Cary Vance, President and Chief Executive Officer of AVITA Medical, commented:

“We delivered a strong second quarter, with revenue growing 18% year-over-year and 13% sequentially. As AVITA continues to expand utilization in the U.S. and build its presence in key international markets, our results reflect the strength of both our acute wound care portfolio and our commercial execution, led by RECELL and supported by Cohealyx and PermeaDerm. We are delivering this growth while maintaining a high gross margin and disciplined operating expenses and use of cash. Together, these results demonstrate that AVITA has evolved into a business capable of sustained, durable growth, giving us the confidence to raise our full-year revenue guidance and to announce our expectation to reach cash flow breakeven in the fourth quarter.”

David O'Toole, Chief Financial Officer, commented:

“During the second quarter, we maintained a disciplined approach to operating expenses while delivering record revenue and, as expected, a further reduction in net use of cash. As the business continues to scale, supported by sustained high gross margins, operating expense management, and improved timely customer cash collections, we expect to reach cash flow breakeven and to start generating cash in the fourth quarter of 2026.”

Updated Financial Guidance

Based on the Company’s second quarter performance, AVITA Medical is increasing its full-year 2026 revenue guidance to be in the range of $86 million to $89 million, from $80 million to $85 million, compared to $71.6 million of revenue in 2025, representing year-over-year growth in the range of 20% to 24%. AVITA Medical is also expecting to achieve cash flow breakeven in the fourth quarter of 2026.

Second Quarter Financial Results

Total revenue was approximately $21.7 million in the three months ended June 30, 2026, an increase of 18% compared to $18.4 million in the prior-year period. Revenue growth in the quarter was driven by continued execution across the Company's key commercial portfolio, led by RECELL and supported by Cohealyx and PermeaDerm.

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RECELL (Q2 revenue of $18.5 million, approximately 11% growth compared to Q1 2026) continued to drive the business, with sequential growth supported by increasing physician confidence following reimbursement stabilization and continued adoption of RECELL GO mini, which expanded utilization in smaller wounds.
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Cohealyx (Q2 revenue of $1.7 million, approximately 16% growth compared to Q1 2026) continued to build commercial momentum. Growth was further supported by favorable interim clinical data from the Company’s Cohealyx I clinical study reported in April demonstrating a faster time to skin grafting readiness than leading competitive products.

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PermeaDerm (Q2 revenue of $0.6 million, approximately 40% growth compared to Q1 2026) gained traction during the second quarter. PermeaDerm is a wound temporizer, providing clinicians with an alternative to allograft to temporarily stabilize and protect the wound before definitive closure. The Company's PermeaDerm I clinical study evaluating PermeaDerm as a clinically comparable, lower-cost alternative to allograft is expected in August.

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International (Q2 revenue of $0.9 million, approximately 26% growth compared to Q1 2026) continued to contribute consistent revenue from established international markets.

Gross profit margin was 81.9%, compared to 81.2% in the prior-year period, despite the continued expansion of the Company’s product portfolio. The Company shares the average sales price for Cohealyx at 50%, and for PermeaDerm at 60%, which inevitably results in an overall decrease in gross margin percentage. RECELL-only gross margin was 86.0% for the quarter.

Operating expenses were $24.6 million, down 6% or $1.5 million compared with $26.1 million in the prior-year period. The decrease primarily reflected continued execution of cost optimization initiatives and commercial restructuring actions implemented in 2025, including a $0.7 million reduction in sales and marketing expenses. General and administrative expenses decreased by $0.7 million while research and development expenses were flat with the prior-year period.

The Company ended the quarter with approximately $11.1 million in cash, cash equivalents, and marketable securities, compared with $14.3 million at the beginning of the quarter.

The Company believes its current liquidity, together with expected operating improvements, provides capital to support execution of its commercial strategy and expected path to fourth-quarter cash flow breakeven. Under the Company's existing credit facility, an additional tranche of $10 million remains available upon achieving at least $85 million of trailing twelve-month net revenue in any month prior to March 31, 2027.

Net loss improved to $7.7 million, or a loss of $0.25 per basic and diluted share, compared with a net loss of $9.9 million, or a loss of $0.38 per basic and diluted share, in the prior-year period.

CMS Proposes 2027 Medicare Provider Reimbursement for RECELL

In July, the Centers for Medicare & Medicaid Services (“CMS”) released the 2027 Medicare Physician Fee Schedule (“PFS”), Hospital Outpatient Prospective Payment System (“OPPS”), and Ambulatory Surgical Center (“ASC”) proposed rules addressing Medicare payment for Skin Cell Suspension Autograft, the procedure performed using RECELL The proposed rules reflect the new Category I CPT code family, effective January 1, 2027, and include proposed national physician relative value units based on the American Medical Association-RVS Update Committee recommended valuation, as well as proposed increases to hospital outpatient and ASC facility payment rates. If finalized, RECELL physician payment would transition from the current regional Medicare Administrative Contractor contractor-priced methodology to a more transparent, nationally published physician valuation framework under the PFS. CMS is expected to issue final rules later this year, with implementation effective January 1, 2027.

Second Quarter 2026 Webcast and Conference Call Information

AVITA Medical will host a conference call and webcast on Thursday, August 6, 2026, at 1:30 p.m. Pacific Time (Friday, August 7, 2026, at 6:30 a.m. Australian Eastern Standard Time) to discuss its financial results and recent business highlights.

To listen to the conference call webcast, please register and join using the following link: https://edge.media-server.com/mmc/p/j4xwf8nv.

To participate in the live earnings conference call, please register in advance to receive dial-in details and a personal PIN using the following link: https://register-conf.media-server.com/register/BI599cce9ea71e49dcb7e4c36b4612ff99.

For those unable to participate in the live broadcast, a replay will be available on the Events page of the Company’s investor relations website at: https://ir.avitamedical.com/events-and-presentations.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is RECELL®, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute Cohealyx®, an AVITA Medical-branded collagen-based dermal matrix, and the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix.

In international markets, RECELL is approved to promote skin healing in a wide range of applications, including thermal burn and trauma wounds. RECELL and RECELL GO® are CE-marked in Europe, have TGA certification in Australia, and are listed with Medsafe in New Zealand; RECELL is PMDA-approved in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “approximately,” “continue,” “consistent,” “could,” “expect,” “future,” “further,” “guidance,” “may,” “will,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; anticipated market share growth and revenue generation; physician acceptance, endorsement, and use of our products (including the impact of government reimbursement payment rates on such use); failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this earnings release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

©2026 AVITA Medical. AVITA Medical®, Cohealyx®, RECELL®, RECELL GO®, and Spray-On SkinTM are trademarks of AVITA Medical. PermeaDerm® is a registered trademark owned by Stedical Scientific, Inc. All other trademarks are the properties of their respective owners.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$9,139	$10,243
Marketable securities	1,996	7,942
Accounts receivable, net	9,867	9,086
Prepaids and other current assets	2,105	1,293
Inventory	5,287	6,926
Total current assets	28,394	35,490
Plant and equipment, net	7,678	8,630
Operating lease right-of-use assets	2,655	2,899
Corporate-owned life insurance asset	3,208	3,116
Intangible assets, net	5,249	5,645
Other long-term assets	593	612
Total assets	$47,777	$56,392
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$6,423	$8,959
Accrued wages and fringe benefits	8,821	7,813
Loan facility	46,659	42,984
Current non-qualified deferred compensation liability	506	276
Contingent liability	3,000	-
Other current liabilities	3,305	2,645
Total current liabilities	68,714	62,677
Non-qualified deferred compensation liability	3,927	3,697
Contract liabilities	273	290
Operating lease liabilities, long-term	1,822	2,135
Contingent liability, long-term	-	3,000
Warrant liabilities	879	1,243
Total liabilities	75,615	73,042
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	3	3
Preferred stock	-	-
Company common stock held by the non-qualified deferred compensation plan	(625)	(1,293)
Additional paid-in capital	399,541	394,408
Accumulated other comprehensive loss	(82)	(1,367)
Accumulated deficit	(426,675)	(408,401)
Total stockholders’ equity (deficit)	(27,838)	(16,650)
Total liabilities and stockholders’ equity (deficit)	$47,777	$56,392

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Sales revenue	$21,489	$18,226	$40,553	$36,551
Lease revenue	213	192	400	381
Total revenues	21,702	18,418	40,953	36,932
Cost of sales	(3,935)	(3,469)	(7,458)	(6,303)
Gross profit	17,767	14,949	33,495	30,629
Operating expenses:
Sales and marketing	(13,573)	(14,314)	(26,414)	(29,147)
General and administrative	(5,971)	(6,666)	(12,032)	(13,057)
Research and development	(5,078)	(5,117)	(10,707)	(11,400)
Total operating expenses	(24,622)	(26,097)	(49,153)	(53,604)
Operating loss	(6,855)	(11,148)	(15,658)	(22,975)
Interest expense	(1,463)	(1,252)	(2,887)	(2,485)
Other income, net	688	2,484	293	1,693
Loss before income taxes	(7,630)	(9,916)	(18,252)	(23,767)
Income tax expense	(33)	(4)	(22)	(12)
Net loss	$(7,663)	$(9,920)	$(18,274)	$(23,779)
Net loss per common share:
Basic and diluted	$(0.25)	$(0.38)	$(0.60)	$(0.90)
Weighted-average common shares:
Basic and diluted	30,749,894	26,367,548	30,645,960	26,400,366